Exhibit 99.1

For Immediate Release January 17, 2006	Media Contact: Sonya Headen 702-367-5222 Analyst Contact: Britta Carlson 702-367-5624
NEVADA POWER COMPANY FILES TO RECOVER FUEL
AND PURCHASED POWER COSTS
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Company Recommends Rates Increase to Reflect Unprecedented
Nationwide Natural Gas Prices
PUCN Filing Represents Dollar-for-Dollar Pass-through and No Profits
Las Vegas, Nev. — Nevada Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP), made its required annual deferred energy filing today with the Public Utilities Commission of Nevada (PUCN) to recover costs already incurred and to set a new rate that more accurately reflects the amount the company expects to pay for fuel and purchased power in 2006.
The filing, if approved by the PUCN, would result in an increase of approximately 9% to recover costs already incurred and an additional increase of about 14% to account for current and anticipated future costs. The company has requested that the new going-forward rate become effective in May 2006, with recovery for costs already incurred commencing in August. The ultimate impact of both requested rate changes for a typical residential customer using 1,250 kilowatt hours per month would be an increase from $127.88 per month to $158.50.
Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “Prices for natural gas have skyrocketed to unprecedented levels across the nation over the past year. Natural gas is the primary fuel used in the Southwest to produce electricity. These new rates reflect costs already incurred plus our estimate of higher costs we expect to incur in 2006 for fuel and purchased power. An increase of this nature is most certainly not the type of news we like to give our customers and, unfortunately, is one being faced by most electric companies throughout the United States. These amounts represent a dollar-for-dollar pass-through and we are not allowed to include any profit for our company.”

Higgins pointed out that while the filing today calls for the company to recover previously incurred fuel and purchased power costs over one year — beginning in August — the company also included what the effects would be on rates if the Commission decides to allow recovery over two or three years, as has been done in the past. “Our company would support any recovery period that the Commission feels is appropriate for the $171.8 million that we have expended,” he said.
Additionally, Higgins said that the company will file an update in 60 days to review changes, if any, to the forecast for fuel and purchased power. “We are hopeful that natural gas prices decline over the next couple of months. If they do, we will reduce our request to change the going-forward rate to a lower number than the $264.1 million we are currently requesting,” Higgins noted.
Before the PUCN reaches a decision, public hearings will be held and the Bureau of Consumer Protection along with other interested parties will have the opportunity to examine and comment on the filing.
“Although these increases reflect a nationwide trend,” Higgins added, “we are working diligently to reduce the cost of fuel and purchased power by adding more efficient power plants to our portfolio as well as diversifying our energy sources. As examples, the additions of the Chuck Lenzie and Silverhawk generating stations reduce our use of natural gas because of their efficiency. Also, our recent announcement of our intent to invest billions of dollars in “clean” coal facilities in White Pine County, Nevada, and our ongoing commitment to renewable resources like geothermal, wind and solar, should further reduce our dependence on natural gas.”
Earlier this month, the company announced the completion of the acquisition of Silverhawk Power Station, a 560-megawatt natural-gas fueled combined cycle generating facility. In addition, the Lenzie Generating Station, a 1,200-megawatt natural gas-fired combined-cycle power plant, is expected to come on line in time for the summer cooling season in Las Vegas. The company said that both plants are more efficient in that they use less natural gas to produce power.
Higgins said that while there is no immediate answer to when volatile energy prices might stabilize, there are a number of things that customers can do to improve the energy efficiency in homes and businesses that will reduce bills and save money. A description of energy efficiency tips, programs, even a home energy audit are available on Nevada Power’s website at nevadapower.com.
Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The Company also provides electricity to Nellis Air Force Base, the

Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 725,000 residential and business customers in a 4,500 square mile service area.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in Nevada Power’s general rate cases and deferred energy rate cases, Nevada Power’s ability to obtain any necessary local, state and federal regulatory approvals and permits for new power plants and transmission lines and the risks related to construction of such facilities, changes in the anticipated costs of the projects, changes in applicable environmental laws or regulations, Nevada Power’s ability to maintain access to the capital markets to obtain financing on favorable terms, and regulatory treatment of costs associated with constructing and operating the projects. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company are contained in its Current Report on Form 8-K dated January 10, 2006, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC. Nevada Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events
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